Exhibit 4.30
GENESIS LEASE LIMITED
CHANGE OF CONTROL PLAN
     THIS EMPLOYEE CHANGE OF CONTROL PLAN (this “Plan”) is made effective as of February 24, 2009, by Genesis Lease Limited, a Bermuda exempted company (the “Company”), for the benefit of the employees of the Company as of December 31, 2008 (each, a “Participant”).
     WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Corporate Change (as hereinafter defined) may occur in the future and that the threat or the occurrence of a Corporate Change can result in significant distractions of the employees of the Company because of the uncertainties inherent in such a situation; and
     WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its shareholders to retain the services of the Participants in the event of a threat or occurrence of a Corporate Change and to ensure each Participant’s continued dedication and efforts in such event without undue concern for his or her personal financial and job security; and
     WHEREAS, to induce the Participants to remain in the service of the Company particularly in the event of a threat or the occurrence of a Corporate Change, the Company desires to put this Plan into place to provide the Participants with certain benefits in the event of their termination of employment in connection with a Corporate Change as provided herein.
     NOW, THEREFORE, pursuant to resolutions duly adopted by the Board, the Company has adopted this Plan, effective February 24, 2009, to read as follows:
     1. Definitions.
     1.1 “Annual Base Salary” shall mean the Participant’s annual gross base salary, excluding bonuses, equity grants and other extraordinary payments.
     1.2 “Cause” shall have the same meaning as in the Participant’s employment agreement; provided, however, that if a Participant does not have an employment agreement or if such agreement does not have a definition of “Cause,” then “Cause” shall mean a finding by the Committee of acts or omissions constituting, in the Committee’s reasonable judgment, (a) a breach of duty by the Participant in the course of his employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty or moral turpitude; (b) conduct by the Participant that is materially detrimental to the Company, monetarily or otherwise, or reflects unfavorably on the Company or the Participant to such an extent that the Company’s best interests reasonably require the termination of the Participant’s employment; (c) acts or omissions of the Participant materially in violation of his obligations at law; (d) the Participant’s failure to comply with or adhere to the Company’s policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (e) the Participant’s repeated insubordination; (f) the Participant’s failure to comply with or enforce personnel policies of the Company; (g) the Participant’s failure to devote his full working time and best efforts to the performance of his responsibilities to the Company; (h) the Participant’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to, a serious criminal offense; (h) consistent underperformance; or (i) serious misconduct warranting dismissal with or without notice.
     1.3 “Committee” shall mean the Compensation Committee of the Board.

     1.4 “Corporate Change” shall mean the occurrence of any of the following events: (a) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any “person” or group” (as such terms are defined in Sections 13(d)(3) or 14(4)(2) of the U.S. Securities Exchange Act of 1934) other than the Permitted Holders; (b) any person or group, other than the Permitted Holders, is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the U.S. Securities Exchange Act (or any successor rule thereto) (except that a person shall be deemed to have “beneficial ownership” of all common shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the common shares (including, for purposes of this plan, common shares represented by American Depositary Shares) of the Company (or any entity which controls the Company); (c) ) a reorganization, merger or consolidation of the Company with one or more corporations (other than a merger or consolidation effecting a reincorporation of the Company or any other merger or consolidation in which the shareholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation); (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office; or (e) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     1.5 “Disability” means the inability of the Participant to perform his or her employment services hereunder by reason of physical or mental illness or incapacity as determined by a physician chosen by the Company and reasonably acceptable to the Participant, which inability has continued for at least three consecutive months.
     1.6 “Good Reason” shall mean (a) the assignment to the Participant of any duties substantially inconsistent with the Participant’s position, authority, duties or responsibilities in effect immediately prior to a Corporate Change, or any other action by the Company that results in a marked diminution in the Participant’s position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Participant; (b) any reduction in the Participant’s Annual Base Salary, annual incentive or long-term incentive opportunity as in effect immediately prior to the Corporate Change, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Participant; or (c) a relocation of either the Participant, or the office to which the Participant is assigned, to a location more than 50 miles further from the Participant’s then current residence.
     1.7 “Group” shall mean persons who act “in concert” as described in Sections 13(d)(3) and/or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended.
     1.8 “Permitted Holder” shall mean, as of the date of determination, any and all of an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company.
     2. Eligibility and Participation. All employees of the Company as of December 31, 2008 are hereby designated as Participants. All future employees of the Company are eligible to be designated as Participants. The Committee or a delegate of the Committee may select Participants from the group of all current and future employees of the Company who were not employees as of December 31, 2008.

     3. Corporate Change Payment and Conditions.
     3.1 Corporate Change Payment. If, within the one-year period following a Corporate Change, a Participant’s employment with the Company is terminated by the Company for any reason other than Cause or is terminated by the Participant for Good Reason, (a) each Participant who has been employed with the Company for at least one year prior to the date of termination will be paid a lump-sum amount equal to the Participant’s then-current Annual Base Salary (or, if greater, the Participant’s Annual Base Salary as of the date of the Corporate Change), and (b) each Participant who has been employed with the Company for less than one year prior to the date of termination will be paid a lump-sum amount equal to the greater of (i) such Participant’s then-current Annual Base Salary (or, if greater, the Participant’s Annual Base Salary as of the date of the Corporate Change) pro-rated to the amount of time the Participant has been employed with the Company, or (ii) one-quarter of such Participant’s then-current Annual Base Salary (or, if greater, one-quarter of the Participant’s Annual Base Salary as of the date of the Corporate Change). Such amount shall be inclusive of any payment in respect of notice periods and/or statutory redundancy payments, as applicable.
     3.2 Release Requirement. To be eligible to receive the Corporate Change payment provided for in Section 3.1, the Participant must sign a general release agreement in a form prescribed by the Committee within 45 days after the Participant’s termination of employment and not revoke such release.
     3.3 Termination by the Company for Cause, by the Participant without Good Reason, or by Reason of Death or Disability. If at any time a Participant is terminated by the Company for Cause, or the Participant voluntarily terminates without Good Reason, or termination occurs due to a Participant’s death, or termination occurs due to the Participant’s Disability, the Company will have no obligation to pay any compensation or benefits to the Participant under this Plan, and compensation and benefits will be governed by the terms of the Company’s compensation and benefit plans, programs, agreements and arrangements.
     3.4 Time of Payment. The Corporate Change payment provided for in Section 3.1 will be paid to the Participant as soon as administratively feasible following the Participant’s execution of the general release agreement described in Section 3.2.
     4. Administration. This Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer this Plan in accordance with its terms and shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to this Plan. Without limiting the generality of the foregoing, the Committee shall have the exclusive right to: (a) interpret this Plan; (b) designate Plan Participants; (c) construe any ambiguous provision of this Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in this Plan; (e) issue administrative guidelines as an aid to administering this Plan and make changes in such guidelines as it from time to time deems proper; (f) make regulations for carrying out this Plan and make changes in such regulations as the Committee from time to time deems proper; (g) to the extent permitted under this Plan, grant waivers of Plan terms, conditions, restrictions and limitations; and (h) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of this Plan. The Committee shall have authority in its sole discretion with respect to all matters related to the discharge of its responsibilities and the exercise of its authority under this Plan, including without limitation its construction of the terms of this Plan and its determination of eligibility for participation in this Plan. Notwithstanding the foregoing, the Committee may delegate to an executive officer of the Company the authority to designate Plan Participants. The decisions of the Committee and its actions with respect to this Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under this Plan, including without limitation Participants and their respective estates, beneficiaries and legal representatives.
     5. Other Agreements. Notwithstanding anything to the contrary herein, to the extent that a Participant is party to an employment agreement with the Company, the payment provided for under this Plan shall be in addition to any payments to which such Participant is entitled under such employment agreement, including change of control payments, but excluding payments in respect of notice periods (with the exception of benefits in kind, such as pension payments, health coverage, etc., that would be available during such notice periods).
     6. Miscellaneous Provisions.
     6.1 Amendment; Termination. The Board may at any time suspend, terminate, amend or modify this Plan, in whole or in part, and the Committee (or, if applicable, its delegate) shall have the authority to amend this Plan for purposes of designating Plan Participants; provided, however, that no suspension, termination, amendment or modification of this Plan resulting in a reduction of Plan benefits (including, without limitation, a change in Participant designations) shall be made for a period of 24 months following the effective date of a Corporate Change unless such suspension, termination, amendment or modification is approved by all Participants.
     6.2 Construction. No term or provision of this Plan shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions of this Plan and any present or future law, ordinance, or regulation, the latter shall prevail, but in such event the affected provision of this Plan shall be curtailed and limited only to the extent necessary to bring such provision with the requirements of the law.
     6.3 Notices. All notices required or permitted to be given or made under this Plan shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, or (iv) sent by telecopy or facsimile transmission, with confirmation receipt, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Such notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when the answer back is received. The Company or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or such Participant had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder shall be delivered or sent (i) to a Participant at his address as set forth in the records of the Company or (ii) to the Company at the principal executive offices of the Company clearly marked “Attention: Chief Executive Officer.”
     6.4 Withholding Tax. There shall be deducted from the payment of any benefit due under this Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Participant.
     6.5 Binding Effect. The obligations of the Company under this Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets of the Company. The terms and conditions of this Plan shall be binding upon each Participant and his or her heirs, legatees, distributees and legal representatives.

     6.6 Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.
     6.7 No Restriction of Corporate Action. Nothing contained in this Plan shall be construed to prevent the Company from taking any corporate action (including any corporate action to suspend, terminate, amend or modify this Plan) that is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan. No Participant or other person shall have any claim against the Company as a result of such action.
     6.8 Continued Employment or Service. Nothing contained in this Plan shall confer upon any Participant the right to continue in the employment of the Company, or interfere in any way with the rights of the Company to terminate a Participant’s employment at any time, with or without cause.
     6.9 Governing Law. This Plan shall be governed by and construed in accordance with Irish law.
SIGNATURE PAGE TO FOLLOW

          IN WITNESS WHEREOF, the Company has executed this Plan on this 24th day of February, 2009.

GENESIS LEASE LIMITED
By	/s/ John McMahon
Chairman and
Chief Executive Officer

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